Exhibit 5.1
[KANTROW, SPAHT, WEAVER & BLITZER
(A PROFESSIONAL LAW CORPORATION) LETTERHEAD]
March 2, 2006
The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, Louisiana 70809
Re:	Registration Statement on Form S-8 to Register Additional Shares for Issuance Under the 2001 Employee Incentive Compensation Plan and 2005 Non-Employee Director Stock Incentive Plan (f/k/a 1996 Non-Employee Director Stock Option Plan)
Ladies and Gentlemen:
     We have acted as counsel for The Shaw Group Inc., a Louisiana corporation (the “Company”) in connection with the filing of the Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering (i) 4,000,000 additional shares of the Company’s no par value common stock (the “Common Stock”) to be issued under the Company’s 2001 Employee Incentive Compensation Plan, as amended (the “2001 Plan”) and (ii) 153,000 additional shares of Common Stock to be issued under the Company’s 2005 Non-Employee Director Stock Incentive Plan f/k/a 1996 Non-Employee Director Stock Option Plan (the “Director Plan”).
     We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the 2001 Plan, the Director Plan, the Company’s restated articles of incorporation (as amended), its amended and restated by-laws (as supplemented), resolutions of its Board of Directors, or committees of the Board of Directors, and such other documents and corporate records as we have deemed necessary as the basis for the opinions expressed herein. Based upon the foregoing and in reliance thereon, and after examination of such matters of law as we deemed applicable or relevant hereto, it is our opinion that:
The 4,153,000 shares of the Company’s Common Stock covered by the Registration Statement have been duly authorized and, when duly issued in accordance with the terms of the 2001 Plan or the Director Plan, as applicable, and delivered as provided therein, will be legally issued, fully paid, and non-assessable.
     The foregoing opinion is limited to the laws of the United States of America and the State of Louisiana. For purposes of this opinion, we assume that the 4,153,000 shares of Common Stock subject to the Registration Statement will be issued in compliance with all applicable state securities or Blue Sky laws.

     We hereby expressly consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the filing of this opinion with any appropriate governmental agency. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.
Very truly yours,
KANTROW, SPAHT, WEAVER & BLITZER
(A PROFESSIONAL LAW CORPORATION)
/s/ Kantrow, Spaht, Weaver & Blitzer
   (A Professional Law Corporation)